NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: June 11, 2004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Corporation Announces Results

Of 2004 Annual Meeting Of Shareholders

BRIDGEPORT, W. Va. - June 11, 2004 - Petroleum Development Corporation (NASDAQ NMS: PETD) today reported that shareholders of the company re-elected Vincent F. D'Annunzio and Thomas E. Riley to the Board of Directors of the company for a three-year term and David C. Parke to the Board of Directors of the company for a one year term. Each of the directors received 99 percent of the votes cast in favor of their re-election. The shareholders ratified the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004. The shareholders also approved the 2004 Long-Term Equity Compensation Plan and the Non-Employee Director Deferred Compensation Plan.

At the meeting, company management reported on recent company operations. The company has drilled 58 wells so far in 2004 with one dry hole, compared to 44 wells (all producers) in the same period of 2003. The wells drilled during 2004 include 41 wells in Wattenberg field (1 dry) and 17 wells in the Piceance Basin.

Sales of the company's second 2004 partnership are proceeding at a strong pace. Through June 10th units totaling $7.8 million have been received, compared to about $1.1 million at the same time in 2003. The partnership is scheduled to close on August 31, 2004, and can accept up to $18 million in subscriptions. The equivalent 2003 partnership closed with subscriptions of $17.5 million.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597